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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2002

PACKAGING CORPORATION OF AMERICA
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 West Field Court, Lake Forest, Illinois 60045
(Address of Principal Executive Offices, including Zip Code)

(847) 482-3000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits

          99.1        Press Release dated January 22, 2002.

Item 9.    Regulation FD Disclosure.

        On January 22, 2002, we issued a press release announcing fourth quarter and full year earnings for 2001. In that release, we announced full year earnings for 2001 of $0.99 per share before extraordinary items and nonrecurring charges. The press release is filed as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

        In addition, on our earnings conference call to be held on January 22, 2002, we are providing earnings guidance for the first quarter of 2002.

        Specifically, we are announcing that we plan to take annual maintenance and other planned downtime at our mills in the first quarter that will reduce our total mill production by about 50,000 tons for the quarter. This represents an additional decrease in production of about 30,000 tons compared to production for the fourth quarter of 2001.

        Primarily as a result of this increased downtime and lower containerboard pricing compared to the average for the fourth quarter of 2001, we currently anticipate that our earnings for the first quarter of 2002 will be in the range of $0.05 to $0.10 per share.

        Our earnings guidance is based on our current expectations and on currently available information. We undertake no obligation to update this guidance.

        Several of the statements contained in this report on Form 8-K, and in the press release filed as an exhibit to this report, are "forward-looking statements." Statements that contain words such as "will," "anticipate," "believe," "expect," "intend," or "estimate" or similar expressions are forward-looking statements. Forward-looking statements are not guarantees of performance. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, we cannot assure you that we will be able to achieve these expectations. Important factors that could cause actual results to differ materially from the expectations reflected in our forward-looking statements include those identified under the caption "Risk Factors" in PCA's registration statements on Form S-4 and Form S-1 filed with the Securities and Exchange Commission and available at the SEC's website at "www.sec.gov".

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA
Date: January 22, 2002	By:	/s/ RICHARD B. WEST Richard B. West Chief Financial Officer, Vice President and Corporate Secretary (Principal Accounting and Financial Officer)

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SIGNATURES